Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
Chad C. Braun (cbraun@amreit.com)
AmREIT, 713.850.1400

AmREIT CLOSES INSTITUTIONAL JOINT VENTURE WITH GOLDMAN SACHS
AT MACARTHUR PARK

HOUSTON, APRIL 1, 2013 – AmREIT, Inc., announced today that it has completed its entry into a joint venture (the Venture) with Goldman Sachs, in which the Venture acquired AmREIT's MacArthur Park and Pads Shopping Centers located in Dallas, Texas, along with the neighboring MacArthur Park Phase I shopping center from a third party.

H. Kerr Taylor, AmREIT’s CEO, commented: “We are excited to enter into this joint venture with Goldman Sachs. Uniting the ownership of MacArthur Park and MacArthur Park Phase I, along with the potential redevelopment alternatives, create a strong opportunity for both AmREIT and Goldman Sachs."

The Venture was structured as a 70/30 joint venture whereby Goldman Sachs contributed equity and for its 70% ownership of the Venture and AmREIT contributed equity for its 30% ownership of the venture.

Chad C. Braun, AmREIT's COO and CFO commented: "This transaction generated $35.3 million in net proceeds to AmREIT, which has been used to pay down our credit facility. This Venture with Goldman Sachs and the related sale of MacArthur Park was a step in our accretive capital recycling strategy that we expect to strengthen our balance sheet and position us to execute our growth strategy."

MacArthur Park and Pads Shopping Centers are a 237,381 square foot grocery anchored shopping center. MacArthur Park Phase I Shopping Center is a 169,312 square foot shopping center contiguous to MacArthur Park and Pads and is leased to tenants such as Ross, TJMaxx and Ulta.

About AmREIT, Inc.

AmREIT believes it has one of the highest quality grocery and drugstore anchored retail portfolios in the REIT sector.  AmREIT's-28-year old established platform has localized acquisition, operation and redevelopment expertise in the most densely populated and affluent submarkets of five of the top markets in the US:  Houston, Dallas, San Antonio, Austin and Atlanta.  Texas is one of the best performing economies in the country and 91% of AmREIT's income is generated by its properties that are located in this market. AmREIT's core portfolio was 96.7% occupied as of December 31, 2012, and its top five tenants included Kroger, Landry's, CVS/Pharmacy, H-E-B and Publix. AmREIT has access to an acquisition pipeline through its value add joint ventures, including two leading institutional investors who partner with the company as local experts.  AmREIT's shares are traded on the NYSE under the symbol “AMRE.”  For more information, please visit www.amreit.com.

For more information, call Chad C. Braun, AmREIT, at (713) 850-1400.